Exhibit 10.23

First Amendment to Transaction Documents

This First Amendment to the Transaction (this “Amendment”) is entered into as of August 18, 2022, by and between Puritan Partners LLC, a New York limited liability company (“Puritan Partners”) and Curative Biotechnology, Inc., a Florida corporation (the “Company”), having its principal place of business at 1825 NW Corporate Blvd., Suite 110 Boca Raton, FL 33431, each a “Party” and collectively the “Parties”. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Securities Purchase Agreement, dated as of March 2, 2022, entered into between the Parties (the “Securities Purchase Agreement”)

Recitals

WHEREAS, pursuant to the Transaction Documents, Puritan Partners purchased a 12.5% Original Issue Discount Senior Secured Note in the principal amount of $1,142,857.14 due March 2, 2023 (the “Note”) and was issued a common stock purchase warrant to purchase 22,857,143 shares of the common stock at $0.0001 exercise price (the “Warrants”);

WHEREAS, Puritan Partners and Company are parties to the Transaction Documents and the parties desire to amend the respective Transaction Documents in accordance with the terms of this Amendment.

NOW, THEREFORE, in consideration of the following and other consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

(a)	Qualified Offering. The definition of “Qualified Offering” set forth in Section 1.1 of the Securities Purchase Agreement (and as referenced in the other Transaction Documents) is deleted in its entirety and hereby replaced with the following:

“Qualified Offering” means a debt (including convertible debt) or equity financing of either the Company or its Subsidiary’s securities resulting in aggregate gross proceeds to the Company of at least $ 7,200,000. For purposes of clarity, to qualify as a Qualified Offering, the gross proceeds must be raised in one (1) offering (which may have one or several closings) and the proceeds of multiple offerings of securities with different terms will not be aggregated together.

(b)	Monthly Redemption Date. The definition of “Monthly Redemption Date” set forth in Section 1 of the Note is deleted in its entirety and hereby replaced with the following:

“Monthly Redemption Date” means the second of each month, commencing immediately upon October 2, 2022 and terminating upon the full redemption of this Note.

(c) Monthly Redemption Amount. The definition of “Monthly Redemption Amount” set forth in Section 1 of the Note is deleted in its entirety and hereby replaced with the following:

“Monthly Redemption Amount” means, as to a Monthly Redemption, one sixth of the original principal amount at 110% of such principal amount, plus accrued but unpaid interest, liquidated damages and any other amounts then owing to the Holder in respect of this Note.

(c)	In further consideration for extending by one month the straight-line amortization payment requirement under the Note, the Company agrees that (i) the number of shares underlying the Warrant shall be increased from 22,857,143 to 24,761,905 shares and (ii) upon the closing of Company’s offering being registered pursuant to the S-1 Registration Statement (Registration. No. 333-264339), the outstanding principal balance, along with any accrued fees or costs, will be repaid, in full pursuant to either the Optional Redemption provisions contained in Section 5(a) of the Note or the Mandatory Prepayment provisions contained in Section 5(d) of the Note, as the case may be.

Each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first written above.

CURATIVE BIOTECHNOLOGY, INC.

By:
Name:	Richard Garr
Title:	Chief Executive Officer

Puritan Partners LLC

By:
Name:	Richard Smithline
Title:	Managing Member